EXHIBIT 10.2

Prepared by and when recorded, please return to:

Porter & Hedges, LLP
1000 Main, 36th Floor
Houston, Texas 77002
Attention: Ephraim del Pozo

CONVEYANCE OF NET PROFITS INTEREST

THIS CONVEYANCE OF NET PROFITS INTEREST (this “Conveyance”), dated effective as 7:00 am M.S.T on June 3, 2009 (the “Effective Date”), is made from and by RANCHER ENERGY CORP., a Nevada corporation doing business in the State of Wyoming as RANCHER ENERGY OIL & GAS CORP. (the “Grantor”), to and in favor of GASROCK CAPITAL LLC, a Delaware limited liability company (the “Grantee”).

ARTICLE I

Defined Terms

Section 1.1    Defined Terms.  When used in this Conveyance or in any exhibit or schedule hereto (unless otherwise defined in any such exhibit or schedule), the following terms have the respective meanings assigned to them in this section or in the sections, subsections, exhibits and schedules referred to below:

“Affiliate” of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, managing member, general partner or officer (i) of such Person, (ii) of any subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person means the power, direct or indirect, (A) to vote 10% or more of the equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (B) to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Applicable Law” means, as to any Person, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any governmental authority, whether now or hereafter in effect, including Environmental Laws, energy regulations and the occupational, safety and health standards or controls in each case applicable or binding upon such Person or its property or to which such Person or its property is subject.

“Business Day” means for all purposes, a day other than a Saturday, Sunday or legal holiday, on which commercial banks are authorized or required to be open in Houston, Texas, U.S.A.

“COPAS” means the accounting procedures which are a part of an applicable operating agreement or, in the event that there is not an operating agreement in effect, the Accounting Procedures for Joint Operations recommended by the Council of Petroleum Accountants then in effect.

“Defensible Title” means with respect to the Subject Interests, such title that: (a) with regard to leasehold interests (i) entitles Grantor to receive production of Hydrocarbons for the productive life of Subject Interests (subject only to the Permitted Encumbrances); and (ii) obligates Grantor to bear costs and expenses relating to the maintenance, development and operation of the Subject Interests for the productive life of the Subject Interests free and clear of any encumbrances (except for Permitted Encumbrances), and (b) with regard to fee interests, entitles Grantor to receive production of Hydrocarbons equal to the undivided fee interest owned by the Grantor (except for Permitted Encumbrances).

“Environmental Laws” means any and all Applicable Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Fixed Rate” means, for any day, the rate that is the lesser of (a) twelve percent (12%) per annum, based on actual days elapsed and a year of 360 days or (b) the Maximum Rate.

“Grantee Indemnitees” has the meaning assigned to such term in Section 6.6.

“Grantee Taxes” means any taxes imposed on Grantee in relation to its income, worth or assets.

“Gross Proceeds” means, from and after the Effective Date, the aggregate gross amount of proceeds received by Grantor from or attributable to (a) the sale or other disposition for value of Subject Hydrocarbons, provided that such amount shall include all consideration received, directly or indirectly from the sale or other disposition for value of Subject Hydrocarbons, including without limitation (i) advance payments, payments under take-or-pay (recoupable or non-recoupable), production payments or similar provisions of production sales agreements, (ii) any gains realized under any financially settled hedge transactions in relation to the Subject Hydrocarbons; provided that such gains relate to hedge transactions in existence as of the Effective Date and (b) the sale or other disposition for value of any portion of the Subject Interests (without duplication with regard to any amounts Grantee receives from a sale of the Sold NPI under Section 4.7).

“Hazardous Substance” has the meaning specified in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Hydrocarbons” means oil, gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Leases” means oil, gas and/or mineral leases or portions thereof and the lands covered thereby.

“Marketing Terms and Conditions” has the meaning assigned to such term in Section 3.1.

“Maximum Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received by a creditor under Applicable Law, if any.

“Month” means the period between 7:00 a.m. Mountain Standard Time or Mountain Daylight Time, as the case may be, on the first day of each calendar month and 7:00 a.m. Mountain Standard Time, or Mountain Daylight Time, as the case may be, on the first day of the next succeeding calendar month.

“Net Profit” means the amount by which Gross Proceeds exceeds the sum of (i) Production Costs and (ii) any losses realized under any financially settled hedge transactions in relation to the Subject Hydrocarbons; provided that such losses relate to hedge transactions in existence as of the Effective Date.

“NPI” is defined in Section 2.1.

“Permitted Encumbrances” means:

(a)           liens for taxes, assessments or other governmental charges or levies which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds and which do not materially impair the value of the NPI;

(b)           `liens of vendors, contractors, subcontractors, carriers, warehousemen, mechanics, laborers or materialmen or other like liens arising by law or contract in the ordinary course of business for sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds and which do not materially impair the value of the NPI;

(c)           covenants, restrictions, easements, servitudes, permits, conditions, exceptions, reservations, minor rights, minor encumbrances, minor irregularities in title or conventional rights of reassignment prior to abandonment which do not materially interfere with the occupation, use and enjoyment by Grantor or Grantee of their respective interests in the Subject Interests in the normal course of business as presently conducted or to be conducted, materially impair the value thereof for the purpose of such business, or materially impair the value of the NPI;

(d)           liens and security interests granted by Grantor in favor of Grantee or its Affiliates;

(e)           liens of operators under joint operating agreements or similar contractual arrangements with respect to Grantor’s proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent that such liens secure sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds and which do not materially impair the value of the NPI;

(f)           any prior contractual obligations to which Grantee has been advised exists as of the Effective Date; and

(g)           all royalties, overriding royalties and net profits interests or other burdens recorded with the applicable county clerk prior to the Effective Date.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or governmental authority (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Production Costs” means, on a cash accounting basis the aggregate, without duplication, of Grantor’s proportionate share of the Specified Costs from and after the Effective Date; provided, however, that such costs shall not include any general and administrative expenses.  Notwithstanding anything to the contrary set in this Conveyance, Production Costs shall be reduced by the following, only if such proceeds are included in the definition of Specified Costs:

(a)           all proceeds received by Grantor from the sale or other disposition for value, from and after the Effective Date, of any materials, supplies, equipment and other personal property or fixtures, or any part thereof or interest therein, located on or used in connection with the Subject Interests;

(b)           all insurance proceeds received by Grantor as a consequence of the loss or damage from and after the Effective Date to the Subject Interests, or any part thereof or interest therein, or any materials, supplies, equipment or other personal property or fixtures located on or used in connection with any of the Subject Interests or any Subject Hydrocarbons unless such proceeds are used by Grantor within sixty (60) days of receipt to replace any such lost or damaged materials, supplies, equipment and other personal property;

(c)           the proceeds of all judgments and claims received by Grantor for damages from and after the Effective Date directly or indirectly related to the Subject Interests or the Subject Hydrocarbons, or any part thereof or interest therein, or any materials, supplies, equipment or other personal property or fixtures, or any part thereof or interest therein, located on or used in connection with any of the Subject Interests or any Subject Hydrocarbons and which is specifically allocated to the Subject Interests, the Subject Hydrocarbons or the materials, supplies, equipment or other personal property or fixtures or any party thereof located on or used in connection with any of the Subject Interests or any Subject Hydrocarbons; and

(d)           all proceeds of and/or from each of the following amounts received by Grantor (to the extent attributable to periods from and after the Effective Date) with respect to the Subject Interests (i) delay rentals, (ii) lease bonuses, (iii) shut in gas well royalties or payments, (iv) rentals from reservoir use or storage, (v) payments in connection with the drilling or deferring of any Subject Well and (vi) all other proceeds from whatever source relating to the Subject Interests or the Subject Hydrocarbons and not included in Gross Proceeds.

Provided that, to the extent that Production Costs are reduced below zero for any Month, the amount of such reduction below zero shall be carried forward and utilized in the calculation of Production Costs in subsequent Months until the negative balance has been eliminated.

“Reimbursable Expenses” means all reasonable costs and expenses paid or incurred by or on behalf of Grantee which are related to: (a) the negotiation, acquisition, ownership, enforcement, or termination of the NPI, this Conveyance, or any waivers or amendments hereto or thereto, or (b) any litigation, contest, release or discharge of any adverse claim or demand made or proceeding instituted by any Person, other than Grantor or Grantee, affecting in any manner whatsoever the NPI, this Conveyance, the enforcement or defense hereof or thereof.  Included among the Reimbursable Expenses are (i) all recording and filing fees, (ii) all actual and reasonable fees and expenses of legal counsel, consulting engineers, consulting accountants and other consultants, experts and advisors for Grantee and mortgagees, and (iii) all amounts which Grantee is entitled to receive hereunder and all costs of Grantee in exercising any of its remedies hereunder.

“Release” has the meaning specified in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Sold Subject Interest” is defined in Section 4.5.

“Sold NPI” is defined in Section 4.5.

“Specified Costs” means collectively and without duplication, the Specified LOE, Specified Taxes, Specified Marketing Costs, and Specified Transportation Costs.

“Specified LOE” means all direct costs paid by Grantor, including but not limited to overhead charges, for operating, producing, and maintaining the Subject Interests, with respect to Subject Hydrocarbons, calculated in accordance with COPAS.

“Specified Marketing Costs” means all direct costs paid by Grantor for marketing the Subject Hydrocarbons; provided, however, that no such costs shall exceed the fair and reasonable costs for the area which would have been charged at the time in arm’s-length dealings with parties other than Affiliates of Grantor.

“Specified Taxes” means all ad valorem or property taxes and all conservation taxes, severance taxes or similar taxes incurred by Grantor against or measured by production and severance of Subject Hydrocarbons or the value thereof, and any personal property taxes assessed against production equipment.

“Specified Transportation Costs” means all direct costs paid by Grantor (or any other operator of Subject Interests on behalf of Grantor) to gatherers, processors or transporters for transporting Subject Hydrocarbons from the lease to the point of sale or for processing Subject Hydrocarbons off of the Subject Interests to meet pipeline or transporter specifications and qualifications; provided, however, that no such costs shall exceed fair and reasonable costs for the area which would have been charged at the time in arm’s-length dealings with parties other than Affiliates of Grantor.

“Subject Hydrocarbons” is defined in Section 2.1.

“Subject Interests” means:

(a)           all of Grantor’s right, title and interest, now owned or hereafter acquired, in and to the leasehold interests, overriding royalties, productions payments, net profits interest, fee mineral interests, and other property interests described in or referred to on Exhibit A attached hereto (including the lands related thereto) and any and all extensions, renewals or replacements thereof in which Grantor now owns or hereafter acquires an interest and the rights appurtenant to any of the foregoing as set forth in Section 2.5; and

(b)           all of Grantor’s right, title and interest, now owned or hereafter acquired, in and to, or otherwise derived from, all Units relating to the properties described in subsection (a) above in this definition.

“Subject Wells” means all of Grantor’s right, title and interest in and to all wells producing or capable of producing Hydrocarbons and all service wells, now or hereafter located on the Subject Interests (whether fully drilled and completed or not), including without limitation, the wells described or referred to on Exhibit A attached hereto.

“Unit” means a pooled (compulsory or voluntary) unit, proration unit, production unit, regulatory unit, field-wide unit or similar designation or allocation of lands of similar impact in order to comply with (i) the terms of any applicable pooling or unitization agreements, unit operating agreements or the like or (ii) the applicable rules and regulations of the applicable governmental authorities related to pooling, unitization, well spacing or the like.

Section 1.2    Rules of Construction. All references in this Conveyance to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Conveyance unless expressly provided otherwise.  Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  All references in this Conveyance to exhibits and schedules refer to exhibits and schedules to this Conveyance unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

ARTICLE II

Granting and Payment Provisions

Section 2.1    Granting Clause.  For a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, CONVEY, WARRANT and DELIVER to Grantee a net profits interest in and to all Hydrocarbons in and under and that may be produced and saved from the Subject Interests (the “Subject Hydrocarbons”) equal to ten percent (10%) of the Net Profit attributable to Grantor’s interest therein from and after the Effective Date as calculated for each Month (the “NPI”), together with all and singular the rights and appurtenances thereto in anywise belonging.

TO HAVE AND TO HOLD the NPI unto Grantee, its successors and assigns, forever, subject to the following terms, provisions and conditions.  This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants and warranties by others heretofore given or made.

Section 2.2    Cost Bearing Interest.  The NPI is a non-operating interest in and to the Subject Interests and shall be free and clear of, and, except for Specified Costs, shall bear no burden or part of, any and all other costs, including: (a) all taxes of any kind, except for Grantee Taxes, (b) all costs and expenses associated with acquiring, exploring, developing, reworking, recompleting, and remediating the Subject Interests, (c) all royalties, overriding royalties, production payments, other charges burdening the Subject Interests, and (d) all costs for separating, gathering, compressing, or processing the Subject Hydrocarbons or of transporting the Subject Hydrocarbons to the point of sale in a condition to meet pipeline or transporter specifications and qualifications.  Grantor shall promptly pay, or cause to be promptly paid, all taxes, except for Grantee Taxes, costs and expenses, royalties, overriding royalties, production payments, and similar charges, on or before the dates the same become delinquent (unless being disputed in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established).  In addition, Grantor will, upon demand by Grantee, reimburse Grantee for any Reimbursable Expenses which have been paid by or on behalf of Grantee.  Each amount which is to be paid by Grantor pursuant to this Section 2.2 which is instead paid by or on behalf of Grantee shall bear interest at the Fixed Rate on each day from and including the date of such payment until but not including the date repaid by Grantor.

Section 2.3    Payments.

(a)           Payments to Begin following the Effective Date.  On or before the last Business Day of the second Month immediately following the Month during which the Effective Date occurs and continuing on the last Business Day of each Month thereafter for as long as this Conveyance is in effect, Grantor shall pay to Grantee the NPI.

(b)           Payment Instructions.  All amounts due under this Conveyance will be paid to Grantee by Grantor, by such party as follows:

If by wire transfer:

GasRock Capital LLC
GasRock Operating Account
Amegy Bank, Houston, TX
Account #3718840
ABA # 113011258

If by check via US Mail or courier:

GasRock Capital LLC
Attention: Marshall Lynn Bass
1301 McKinney, Suite 2800
Houston, TX 77010

Phone number for courier: (713) 300-1400

The funds received by Grantor for or on account of Grantee shall be collected by Grantor and shall constitute trust funds in Grantor’s hands, to be immediately paid over to Grantee by wire transfer or check to such account or location as Grantee may direct from time to time in writing (or by such other form of transfer reasonably specified by Grantee).  If by check, checks should be made payable to “GasRock Capital LLC.”  The directions for payments may be modified by notice to Grantor pursuant to Section 6.5 below.

(c)           Interest on Past Due Payments.  Provided Grantor has received Proceeds from the sale of Subject Hydrocarbons, any amount not paid by Grantor to Grantee, when due, shall bear, and Grantor shall pay, interest in an amount equal to the Fixed Rate in effect during the period such amount shall remain outstanding and such interest shall be paid from such due date until such amount is paid.

(d)           Overpayment.  If at any time Grantor inadvertently pays Grantee an amount that is more than the amount due, Grantee shall not be obligated to return any such overpayment, but the amount or amounts otherwise payable for any subsequent period or periods shall be reduced by such overpayment without any interest component being imputed on such overpayment.

Section 2.4    Measurement.  Grantor hereby represents, warrants and covenants to Grantee that production from each Subject Well is and will be measured at a point prior to any point where Subject Hydrocarbons from each such Subject Well are commingled with Hydrocarbons from any other well or wells that are not Subject Wells.

Section 2.5    Renewals and Extensions.  This Conveyance and the NPI granted hereunder shall apply to Grantor’s and any of its Affiliate’s, successor’s, or permitted assign’s interests in all renewals, extensions, replacements and other similar arrangements of each of the Subject Interests (or other determinable interest), whether such renewals, extensions, replacements or arrangements have heretofore been obtained or are hereafter obtained and whether or not the same are described in or referred to on Exhibit A.

For the purposes of the preceding paragraph, a new Lease that covers the same interest (or any part thereof) covered by a prior Lease covering any of the Subject Interests, and which is acquired within one (1) year after the expiration, termination, or release of such prior Lease, shall be treated as a renewal or extension of such prior Lease.

ARTICLE III

Marketing of Subject Hydrocarbons

Section 3.1    Nature of Marketing Arrangements.  Grantor shall have the obligation to prudently market, or cause to be prudently marketed, the Subject Hydrocarbons in transactions with reputable purchasers, with each such marketing arrangement, including those arrangements relating to sales, treating, transportation, compression and processing, to be made upon terms and conditions (the “Marketing Terms and Conditions”) that (a) are the best terms and conditions reasonably obtainable in the general field or area, and (b) are at least as favorable as Grantor or any of its Affiliates obtains for Grantor’s share of the Hydrocarbons attributable to any other properties in the same field or general area.  No Subject Hydrocarbons are or will become subject to any sales arrangement whereby (y) payment for Subject Hydrocarbons is or can be deferred for a substantial period after the Month in which the Subject Hydrocarbons are delivered (i.e., in excess of sixty (60) days), or (z) payments may be made other than by checks, drafts, wire transfer or similar communications for the immediate payment of money. Grantor shall duly and prudently perform all obligations performable by it under any arrangements by which Subject Hydrocarbons are sold or otherwise marketed, and shall take all appropriate measures to enforce the performance under each such arrangement of the obligations of the other parties thereto. As to any third parties, all acts of Grantor in marketing the Subject Hydrocarbons and all sales or other marketing agreements executed by Grantor in accordance herewith shall be binding on Grantee and the NPI; it being understood that the right and obligation to market the Subject Hydrocarbons is at all times vested in Grantor, and Grantee does not have any such right or obligation.  Accordingly, it shall not be necessary for Grantee to join in any production sales or marketing agreements or any amendments to existing production sales or marketing agreements.

Section 3.2    Production Records and Statements.  Grantor shall keep full, true, and correct records of:  (a) the production and sale of the Subject Hydrocarbons, (b) all costs associated with producing, processing, transporting, and marketing the Subject Hydrocarbons, and (c) any other records necessary to keep proper accounts in accordance with the provisions of this Conveyance.  Such records may be inspected by Grantee or its authorized representatives and copies made thereof at all reasonable times.  On or before the last Business Day of each Month, commencing upon the last Business Day of the Month following the second Month during which the Effective Date occurs, Grantor shall send to Grantee a statement setting forth (w) the production from the Subject Interests for the preceding Month, (x) the Gross Proceeds and Production Costs attributable to the sale of Subject Hydrocarbons, (y) the calculation of the NPI, and (z) such other data as Grantee may reasonably request.

ARTCLE IV

Representations, Warranties and Covenants

Grantor hereby represents, warrants and covenants for the benefit of Grantee as follows:

Section 4.1    Operations.  The Subject Interests and properties unitized therewith are being (and, to the extent the same could adversely affect the ownership or operation of the Subject Interests after the date hereof, have during Grantor’s tenure of ownership been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all Applicable Laws, and in conformity, in all material respects, with all Leases, deeds and other contracts and agreements forming a part of or pertaining to the Subject Interests.  Grantor, directly or through appropriate agreements with the operator of the Subject Interests, has all governmental licenses and permits necessary or appropriate to own and operate the Subject Interests, and Grantor has not received notice of any material violations in respect of any such licenses or permits.  Grantor shall develop, operate and maintain the Subject Interests as would a prudent operator.  As to any portions of the Subject Interests as to which Grantor is not the operator, Grantor shall take all actions and exercise all legal rights and remedies as are available to it to cause the operator to so develop, maintain and operate such portions of the Subject Interests in accordance with this Section 4.1.

Section 4.2    Title; Permitted Encumbrances.  Grantor has Defensible Title to the Subject Interests, free and clear of all liens, security interests, and encumbrances except for Permitted Encumbrances as defined herein.  Such qualification as to Permitted Encumbrances is made for the sole purpose of limiting the representations and warranties of Grantor made herein, and is not intended to restrict the description of the Subject Interests, nor is it intended that reference herein to any Permitted Encumbrance shall subordinate the NPI to such Permitted Encumbrance or otherwise cause this Conveyance or any rights of Grantee hereunder to be made subject to, or reduced or encumbered by, such Permitted Encumbrance.  Notwithstanding the definition of Permitted Encumbrances, Grantor has obtained all consents and has satisfied preferential rights and similar rights required to grant the NPI to Grantee.  Grantor hereby binds itself to WARRANT and FOREVER DEFEND all and singular title to the NPI unto Grantee, its successors and assigns, against every Person lawfully claiming or to claim the same or any part thereof.

This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants, representations and warranties by others heretofore given or made with respect to the Subject Interests.

Section 4.3    Leases, Deeds and Contracts; Performance of Obligations.  The Leases, contracts, servitudes, fees, deeds, and other agreements forming a part of the Subject Interests or are set forth on Exhibit A, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and Grantor agrees to so maintain them, or to cause them to be so maintained, in full force and effect to the extent a prudent operator would do so.

Section 4.4.    Compliance with Laws.  (a) The Subject Interests, and Grantor’s present and proposed operations thereon, are in compliance in all material respects with all Applicable Laws; (b) Grantor has taken all steps reasonably necessary to determine and has determined that, except as otherwise disclosed to Grantee, no Release of Hazardous Substance has occurred on the Subject Interests or as a result of operations on the Subject Interests, and the use which Grantor makes and intends to make of the Subject Interests will not result in any such Release; (c) to the best of Grantor’s knowledge, none of such operations of Grantor, and none of the Subject Interests, is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Substance into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substance; (d) neither Grantor nor, to the knowledge of Grantor, any other Person has filed any notice under any Environmental Law indicating that Grantor is responsible for the Release into the environment, or the improper storage or disposal, of any Hazardous Substance that are now located on, were removed from, or are in any way related to any Subject Interests, or that any Hazardous Substance have been Released, or are improperly stored or disposed of, upon any Subject Interests; and (e) neither Grantor nor any of its Affiliates otherwise has any material contingent liability in connection with operations on any Subject Interests for the Release into the environment, or the improper storage or disposal, of any Hazardous Substance.  Grantor will not cause or permit the Subject Interests or Grantor to be in violation of any Environmental Laws or other Applicable Laws with respect to the Subject Interests or do anything or permit anything to be done which will subject Grantor, Grantee or the Subject Interests to any material remedial obligations under any Environmental Laws, assuming in each case disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Interests, and Grantor will promptly notify Grantee in writing of any existing, pending or, to the knowledge of Grantor, threatened investigation or inquiry of a material nature affecting any Subject Interest by any private party or governmental authority in connection with any Environmental Laws.  Grantor will take all steps reasonably necessary to determine that no Hazardous Substance are disposed of or otherwise Released on or to the Subject Interests in violation of any Environmental Laws.  Grantor will not cause or permit the Release of any Hazardous Substance on or to the Subject Interests in violation of any Environmental Law and covenants and agrees to remove or remediate any Hazardous Substance which have been Released on the Subject Interests in amounts which would violate any Environmental Laws.

Section 4.5    NPI Right to Join in Sales.  Whenever Grantor has, and intends to take, the opportunity to sell any of its interest (a “Sold Subject Interest”) in any properties and interests subject to this Conveyance, Grantor shall take all necessary action to ensure that Grantee has the opportunity to sell that portion of the NPI that relates to or burdens the properties and interests to be sold (a “Sold NPI”) as a part of such transaction.  In exercising such option, Grantee may elect to resell the Sold NPI to Grantor (for further sale on to the purchaser) or to sell the Sold NPI directly to the purchaser.  Any such resale to Grantor shall specially warrant Grantee’s title to the Sold NPI.  Grantor shall give Grantee at least thirty (30) days notice of any such potential sale.  Grantee shall notify Grantor in writing within fifteen (15) days after receiving such notice whether Grantee elects to participate in such sale, and failure to so notify Grantor shall irrevocably be deemed to be an election not to participate in such sale.

ARTICLE V

Assignments and Transfers

Section 5.1    Assignment and Transfer by Grantee.  Grantee may, and nothing herein contained shall in any way limit or restrict the right of Grantee to, sell, convey, assign, mortgage or otherwise dispose of any NPI (including its rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to such NPI under this Conveyance), in whole or in part.  No change of ownership of any NPI shall be binding upon Grantor, however, until Grantor is furnished with copies of the original recorded documents evidencing such change.  Upon receipt by Grantor of copies of the original documents evidencing a sale, conveyance, assignment, mortgage or other disposition of any NPI, and to the extent of such transfer, Grantor shall thereafter deal with the transferee Grantee in place of the transferring Grantee and references herein to the Grantee shall thereafter be deemed to be references to such transferee Grantee rather than such transferring Grantee, provided that such transferring Grantee shall, with respect to such transferred NPI, continue to have, and benefit from, all rights to indemnification and reimbursement that are provided herein.

Section 5.2    Assignment and Transfer by Grantor.  The Conveyance shall inure to the benefit of and be binding to the parties and their respective successors and permitted assigns except to the extent expressly stated otherwise herein.  Any sale, conveyance, assignment, mortgage or other disposition of the Subject Interests, or any part thereof or interest therein, by Grantor shall be subject to this Conveyance.  Any assignment or transfer by Grantor not in compliance with this Section 5.2 shall be null and void.

Section 5.3    Covenants Running With the Subject Interests.  All covenants and agreements of Grantor herein contained shall be deemed to be covenants running with the Subject Interests.  All of the provisions hereof shall inure to the benefit of Grantee and its Affiliates, and their respective successors and assigns.

ARTICLE VI

Miscellaneous Provisions

Section 6.1    Further Assurances.  Grantor agrees to execute and deliver to Grantee, and, to the extent it is within Grantor’s power to do so, to cause any third parties to execute and deliver to Grantee, all such other and additional instruments and to do all such further acts and things as may be necessary or appropriate to more fully vest in and assure to Grantee, from time to time, all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be.

Section 6.2    No Waiver.  The failure of either party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of that party’s right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  No provision of this Conveyance shall be deemed a waiver by a party of any rights granted to the party under Applicable Law governing net profits interests and the rights and privileges of the owners or grantors thereof.

Section 6.3    Applicable Law.  THIS CONVEYANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, BE GOVERNED BY AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING.

Section 6.4    Severability.  Every provision in this Conveyance is intended to be severable.  If any term or provision hereof is determined to be invalid, illegal or unenforceable for any reason whatsoever, such invalidity, illegality or unenforceability shall not affect the validity, legality and enforceability of the remainder of this Conveyance.

Section 6.5    Notices.  Unless otherwise stated herein, all notices authorized or required by the terms of this Conveyance shall be in writing and shall be delivered by United States Postal Service, courier or facsimile to the party to be notified, or by delivering such notice in person to such party.  Notice shall be deemed effective only upon receipt by the party to whom such notice is directed.  Any party may change its address for notice at any time by giving written notice of the new address to the other party in the manner set forth herein.  For purposes of notice, the addresses of Grantor and Grantee shall be as follows:

GRANTOR Rancher Energy Corp. 999 18th Street, Suite 3400 Denver, Colorado 80202 Attention: John Works Facsimile: (702) 904-5698	GRANTEE GasRock Capital LLC 1301 McKinney Street, Suite 2800 Houston, Texas 77010-2026 Attention: Marshall Lynn Bass Facsimile: (713) 300-1401

Section 6.6    No Liability of Grantee; Indemnity.  No Grantee Indemnitee (defined below) shall ever be responsible for payment of any part of the costs, expenses or liabilities incurred in connection with the exploring, developing, operating, owning, maintaining, reworking or recompleting of the Subject Interests, any obligations of Grantor with respect to any tax partnerships burdening the Subject Interests, the physical condition of the Subject Interests, any costs or liabilities incurred by Grantor or any other lessee attributable to the Subject Interests or the Subject Hydrocarbons (including any sums previously paid by Grantor to Grantee pursuant to this Conveyance) or the handling, treating or transporting of Subject Hydrocarbons (including any costs, expenses, losses or liabilities related to compliance with or violation of an Environmental Law or otherwise related to damage to or remediation of the environment, whether the same arise out of Grantee’s ownership of an interest in property or out of the actions of Grantor or of third parties or arise otherwise). Grantor agrees to protect, defend, indemnify and hold each Grantee Indemnitee harmless from and against all costs, expenses, losses and liabilities incurred by any Grantee Indemnitee (i) in connection with any of the foregoing, (ii) in connection with this Conveyance, or the transactions, activities and events (including the enforcement or defense thereof or hereof) at any time associated with or contemplated in any of the foregoing or (iii) in connection with any tax partnership burdening any of the Subject Interests.  Such indemnity shall also cover all reasonable  costs and expenses of any Grantee Indemnitee, including reasonable legal fees and expenses, which are incurred incident to the matters indemnified against.  As used in this Article VI, “Grantee Indemnitees” means Grantee and Grantee’s successors and assigns and purchasers (including any Person who at any time purchases all or part of the NPI or the Subject Interests attributable thereto), all of their respective Affiliates, and all of the officers, directors, agents, beneficiaries, trustees, attorneys and employees of themselves and their Affiliates.

The foregoing indemnity shall apply WHETHER OR NOT ARISING OUT OF THE JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY of any Grantee Indemnitee (except for the intentional act or willful misconduct of any Grantee Indemnitee, in which event the indemnities set forth in this section 6.6 in favor of such Grantee Indemnitee shall not apply), and shall apply, without limitation, to any liability imposed upon any Grantee Indemnitee as a result of any theory of strict liability or any other doctrine of Law, provided that the foregoing indemnity shall not apply to any costs, expenses, losses or liabilities incurred by any Grantee Indemnitee to the extent caused by the intentional act or willful misconduct of such Grantee Indemnitee.  The foregoing indemnity shall survive any termination of this Conveyance.

Section 6.7    Counterparts.  This Conveyance is being executed in several counterparts, all of which are identical, except that, to facilitate recordation, in certain counterparts hereof only that portion of Exhibit A which contains specific descriptions of the Subject Interests located in the recording jurisdiction in which the counterpart is to be recorded shall be included, and all other portions of Exhibit A shall be included by reference only.  All of such counterparts together shall constitute one and the same instrument.  Complete copies of this Conveyance, containing the entire Exhibit A, have been retained by Grantor and Grantee.

(Signature and Acknowledgment Pages follow)

IN WITNESS WHEREOF, this Conveyance is executed as of the acknowledgement date of each of the parties hereto, but shall be effective as of the Effective Date.

GRANTOR:

RANCHER ENERGY CORP., a Nevada corporation d/b/a RANCHER ENERGY OIL & GAS CORP.

By:	/s/ John Works
John Works
President and Chief Executive Officer

STATE OF COLORADO	§
§
COUNTY OF DENVER	§

The foregoing instrument was acknowledged before me on June 3, 2009 by John Works, President and Chief Executive Officer of Rancher Energy Corp. a Nevada corporation doing business in the State of Wyoming as Rancher Energy Oil & Gas Corp., on behalf of said corporation.

/s/ Denise R. Greer
Notary Public, State of Colorado

My Commission Expires:  May 9, 2011

Signature and Acknowledgment Page to Conveyance of Net Profits Interest

GRANTEE:

GASROCK CAPITAL LLC, a Delaware limited liability company

By:	/s/ Marshall Lynn Bass
Marshall Lynn Bass
Principal

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

The foregoing instrument was acknowledged before me on June 3, 2009 by Marshall Lynn Bass, Principal of GasRock Capital LLC, a Delaware limited liability company on behalf of said limited liability company.

/s/ Jan Louise Spencer
Notary Public, State of Texas

My Commission Expires: June 27, 2010

Signature and Acknowledgment Page to Conveyance of Net Profits Interest